AMENDED & RESTATED
FUND ADMINISTRATION SERVICING AGREEMENT
THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between The Jensen Quality Growth Fund Inc., an Oregon corporation f/k/a The Jensen Portfolio, Inc. (the “Company”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;
WHEREAS, USBGFS is, among other things, in the business of providing fund administration services for the benefit of its customers;
WHEREAS, the Company and USBGFS previously entered into an Amended and Restated Fund Administration Servicing Agreement dated July 28, 2004 (as amended, the “Original Agreement”), and the Company desires to continue to retain USBGFS to provide fund administration services to the Company; and
WHEREAS, the Company and USBGFS desire to amend and restate the Original Agreement in its entirety.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment of USBGFS as Administrator
The Company hereby appoints USBGFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.
2.Services and Duties of USBGFS
USBGFS shall provide the following administration services to the Company:
A.General Company Management:
(1)Act as liaison among the Company’s service providers.

(2)Supply:
a.Office facilities (which may be in USBGFS’, or an affiliate’s, or the Company’s own offices).

b.Non-investment-related statistical and research data as requested.

(3)Coordinate the Company’s board of directors (the “Board of Directors” or the “Directors”) communications, such as:
a.Prepare meeting agendas and resolutions, with the assistance of Company counsel.
b.Prepare reports for the Board of Directors based on financial and administrative data.
c.Assist with the selection of the independent auditor.
d.If requested by the Company, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.Prepare minutes of meetings of the Board of Directors and Company shareholders.
f.Recommend dividend declarations to the Board of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.Attend Board of Directors meetings and present materials for the Directors’ review at such meetings.

(4)Audits:
a.For the annual Company audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.
b.For SEC or other regulatory audits, provide requested information to the SEC, other regulatory agencies, or the Company to assist the audit process.
c.For all audits, provide office facilities, as needed.

(5)Assist with overall operations of the Company.
(6)Pay Company expenses upon written authorization from the Company.
(7)Keep the Company’s governing documents, including its charter, bylaws and minutes, but only to the extent such documents are provided to USBGFS by the Company or its representatives for safe keeping.

B.Compliance:
(1)Regulatory Compliance:
a.Monitor compliance with the 1940 Act requirements, including:
(i)     Calculation of asset and diversification tests on a quarterly basis.
(ii)     Calculation of total return and SEC yields.
(iii)     Maintenance of books and records under Rule 31a-3.

(iv)     Code of ethics requirements under Rule 17j-1 for the disinterested Directors, if requested to provide such service by the Company.

b.After each quarter-end and on a post-trade basis, monitor the Company’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) included in its registration statement on Form N-1A (or similar documents) filed with the SEC (“Registration Statement”).

c.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with (i) any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBGFS’ compliance program as it relates to the Company, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

d.In order to assist the Company in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Company’s Chief Compliance Officer with reasonable access to USBGFS’ Company records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Company.

e.Monitor applicable regulatory and operational service issues, and update Board of Directors periodically.

(2)Blue Sky Compliance:
a.Prepare and file with the SEC and appropriate state securities authorities any and all required compliance filings (e.g., “blue sky” filings) relating to the qualification of the securities of the Company so as to enable the Company to make a continuous offering of its shares in all states and applicable U.S. territories.
b.Monitor status and maintain registrations in each state and applicable U.S. territories.
c.Provide updates regarding material developments in state securities regulation.

(3)SEC Registration and Reporting:
a.Assist Company counsel in annual update of the Registration Statement.
b.Prepare and file annual and semiannual shareholder reports and other filings, such as Form N-CEN, Form N-CSR, Form N-Q, Form N-PORT, and Rule 24f-2 notices. As requested by the Company, prepare and file Form N-PX and Form N-LIQUID.
c.Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.File fidelity bond under Rule 17g-1.
e.Monitor sales of Company shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.Assist Company counsel in preparation of proxy statements and information statements, as requested by the Company.

(4)IRS Compliance:
a.Monitor the Company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)     Diversification requirements on a quarterly basis.
(ii)     Qualifying income requirements.
(iii)     Distribution requirements.

b.Calculate required annual excise distribution amounts for the review and approval of Company management and/or its independent accountant.

C.Financial Reporting:
(1)Provide financial data required by the Registration Statement.
(2)Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and the independent auditor.
(3)Supervise the Company’s custodian and fund accountants in the maintenance of the Company’s general ledger and in the preparation of the Company’s financial statements, including oversight of expense accruals and payments, and the declaration and payment of dividends and other distributions to shareholders.
(4)Compute the yield, total return, expense ratio and portfolio turnover rate of the Company.
(5)Monitor expense accruals and make adjustments as necessary; notify the Company’s management of adjustments expected to materially affect the Company’s expense ratio.

(6)Prepare financial statements, which include, without limitation, the following items:
a.Schedule of Investments.
b.Statement of Assets and Liabilities.
c.Statement of Operations.
d.Statement of Changes in Net Assets.
e.Statement of Cash Flows (if applicable).
f.Financial Highlights.
g.Note to Financial Statements.

D.Tax Reporting:

1.Prepare for the review of the independent accountants and/or Company management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBGFS will prepare annual Company federal and state income tax return filings as authorized by and based on the instructions received by Company management and/or its independent accountant. File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.
2.Provide the Company’s management and Company’s independent accountant with tax reporting information pertaining to the Company and available to USBGFS as required in a timely manner.
3.Prepare Company financial statement tax footnote disclosures for the review and approval of Company management and/or the Company’s independent accountant.
4.Prepare and file on behalf of Company management Form 1099 MISC for payments to disinterested directors and other qualifying service providers.
5.Monitor wash sale losses.
6.Calculate Qualified Dividend Income (“QDI”) for qualifying Company shareholders.

7.License of Data; Warranty; Termination of Rights
A.     USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, and ICE to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to the Company. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit B. The Data is being licensed, not sold, to theCompany. The Company acknowledges and agrees that certain Data Providers may also require the Company to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit A shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 6 of this Agreement.
B.     The Company agrees to indemnify and hold harmless USBGFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Company’s or any third party’s use of, or inability to use, the Data or any breach by the Company of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 6 of this Agreement.
C.    USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.
    The Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Company’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Company), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Company further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).
4.Compensation
USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.
5.Representations and Warranties
A.The Company hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)    A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares; and

(5)    All records of the Company provided to USBGFS by the Company are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

B.USBGFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
4.Standard of Care; Indemnification; Limitation of Liability
A.USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Company, the adviser or any other service provider to the Company, or any employee of the foregoing; or for any loss suffered by the Company, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBGFS and its affiliates and suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates and suppliers may sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Company, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.If USBGFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.\

E.Notwithstanding the date of this Agreement, USBGFS agrees that its indemnification obligations under this Section 6 are effective as of, and cover any and all actions taken or omitted to be taken by USBGFS since, the date of the Original Agreement.

F.In conjunction with the tax services provided to the Company by USBGFS hereunder, USBGFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBGFS to a Company for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBGFS’ administrative capacity. USBGFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. The Company, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBGFS, and any supporting documents thereto, in connection with the tax reporting services provided to the Company by USBGFS. USBGFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBGFS to the Company. The tax information provided by USBGFS shall be pertinent to the data and information made available to USBGFS, and is neither derived from nor construed as tax advice.
4.Data Necessary to Perform Services
The Company or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.
5.Proprietary and Confidential Information
A.USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities after prior notice is first given to the Company (other than in response to routine examinations by regulatory authorities), or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.
Further, USBGFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.
B.The Company agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Company may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities after prior notice is first given to USBGFS (other than in response to routine examinations by regulatory authorities), or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Company or any of its employees, agents or representatives, and information that was already in the possession of the Company prior to receipt thereof from USBGFS, shall not be subject to this paragraph.
C.Notwithstanding anything herein to the contrary, (i) the Company shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Company’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Company in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.
4.Records
USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.
5.Compliance with Laws
A.The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Company relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the

Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.
B.The Company shall immediately notify USBGFS if the investment strategy of the Company materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it knowingly becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Company or the services provided under this Agreement.
4.Term of Agreement; Amendment
A.This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.
B.Subject to Section 12, this Agreement may be terminated by either party upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.
C.USBGFS may terminate this Agreement immediately if the continued service of the Company would cause USBGFS or any of its affiliates to be in violation of any applicable and material law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Company (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Company would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition the Company to a successor service provider.
D.This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.
E.This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Company, and authorized or approved by the Company’s Board of Directors.
4.Early Termination
In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the then current term, the Company agrees to pay the following fees:

a.all fees associated with converting services to successor service provider;
b.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
c.all miscellaneous costs associated with a.- b. above

4.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBGFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company. The Company shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.
5.Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBGFS, or by USBGFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.
6.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.
7.No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

8.Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
9.Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
10.Legal-Related Services
Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Company attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Company acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Company and rely on outside counsel retained by the Company to review all services provided by USBGFS and to provide independent judgment on the Company’s behalf. The Company acknowledges that because no attorney-client relationship exists between the Company and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.
11.Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
    Notice to USBGFS shall be sent to:
U.S. Bank Global Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Company shall be sent to:
The Jensen Quality Growth Fund Inc.
5500 Meadows Road
Lake Oswego, OR 97035
Attn: President

12.No Third Party Rights
Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of the Company) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.
13.Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(SIGNATURES ON THE FOLLOWING PAGE) IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

THE JENSEN QUALITY GROWTH FUND INC.        U.S. BANCORP FUND SERVICES, LLC

By: /s/ Eric Schoenstein                By: /s/ Jeanine M. Bajczyk
Name: Eric Schoenstein                Name: Jeanine M. Bajczyk
Title: Vice President                    Title: Senior Vice President

Date: 10/18/2019                    Date: 10/24/2019

Exhibit A to the Fund Administration Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

•The Company shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.
•The Company will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).
•The Company shall will treat the Data as proprietary to the Data Provider. Further, the Company shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.
•The Company will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Company’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.
•The Company shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•The Company shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Company in violation of the terms of this Exhibit A.
•The Company acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.
•The Company acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.
•THE DATA IS PROVIDED TO THE COMPANY ON AN "AS IS" BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY

THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
•THE COMPANY ASSUMES THE ENTIRE RISK OF ANY USE THE COMPANY MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE COMPANY, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE COMPANY TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Exhibit B to the Fund Administration Servicing Agreement

Fund Start-up & Registration Services Project Fee Schedule effective October 1, 2019
Regulatory Administration Service Proposal – In support of external legal counsel
Additional Regulatory Administration Services
•Subsequent new fund launch – $_____ per project
•Subsequent new share class launch – $_____ per project
•Multi-managed funds – as negotiated based upon specific requirements
•Proxy – as negotiated based upon specific requirements
•Annual legal update – $_____ per project

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
•Postage, if necessary, Federal and state regulatory filing fees, expenses from Board of Trustee meetings, Third party auditing and legal expenses, EDGAR/XBRL filing

The Fund start-up and registration services project fee is paid for by the advisor and not the Fund(s). This fee is not able to be recouped by the advisor under an expense waiver limitation or similar agreement. Fund startup and registration service fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC filings.

Extraordinary services – negotiated based upon specific requirements
•Multi-managed funds, proxy, expedited filings, asset conversion, fulcrum fee, exemptive applications

Fund Administration & Portfolio Compliance Services Fee Schedule effective October 1, 2019
Annual Fee Based Upon Average Net Assets per Fund*
•_____ basis points on Average Net Assets per Fund

Services Included in Annual Fee per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
Core Tax Services – See Additional Services Fee Schedule

Third Party Administrative Data Charges (descriptive data for each security)
$_____ per security per month for fund administrative data

SEC Modernization Requirements
•Form N-PORT – $_____ per year, per Fund
•Form N-CEN – $_____ per year, per Fund
Chief Compliance Officer Support Fee
•$_____ per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Fund Administration & Portfolio Compliance Services
Additional Services Fee Schedule
•Tax Free Transfer In-Kind Cost Basis Tracking* – $_____ per sub-account per year
Daily Compliance Services (if required)
•Base fee – $_____ per fund per year
•Setup – $_____ per fund group
Section 18 Compliance Testing
•$_____ set up fee per fund complex
•$_____ per fund per month
Section 15(c) Reporting
▪    $_____ per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
-    Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-    Performance reporting package: Peer Comparison Report
▪    Additional 15c reporting is subject to additional charges
▪    Standard data source – Morningstar; additional charges will apply for other data services
Equity & Fixed Income Attribution Reporting
•Fees are dependent upon portfolio makeup, services required, and benchmark requirements.
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
•Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $_____ per year
•Additional Capital Gain Dividend Estimates – (First two included in core services) – $_____ per additional estimate
•State tax returns - (First two included in core services) – $_____ per additional return
Tax Reporting – MLP C-Corporations
Federal Tax Returns
•Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $_____
◦Prepare Federal and State extensions (If Applicable) – Included in the return fees
◦Prepare provision estimates – $_____ Per estimate

State Tax Returns
•Prepare state income tax returns for funds and blocker entities – $_____ per state return
◦Sign state income tax returns – $_____ per state return
◦Assist in filing state income tax returns – Included with preparation of returns
•State tax notice consultative support and resolution – $_____ per fund

Fund Administration & Portfolio Compliance Services
Additional Services Fee Schedule (continued)
BookMark Electronic Board Book Portal
•U.S. Bank will establish a central, secure portal for Board materials using a unique client board URL.
•Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
•Features password-protected, encrypted servers with automatic failover.
•Training and ongoing system support.
•Accessible from your smart phone or iPad.
•Allows multiple users to access materials concurrently.
•Searchable archive.
•Ability to make personal comments.

Annual Fee per Trust
•0 – 10 users – $_____
•10 – 20 users – $_____
•20 – 30 users – $_____
•30 – 40 users – $_____
Diligent Boardbooks
▪    Online portal to access board book documents. Each user will receive both online and offline capability access
▪    Minimum fee (includes 1 board, 1 committee and 12 users)
▪    12 users may consist of any combination of Board Members/ Executives and Administrators
▪    Accessing Entities and Individuals                Installation Fee    Annual Fee
     Affiliate Package                        $_____        $_____
    Additional Boards                        $_____        $_____
    Additional Committees/Meeting Groups                $_____        $_____
    Additional Online & Offline Users (Board Members/Execs)        $_____        $_____
    Online and Offline Users (Administrative)            $_____        $_____